Exhibit 99.(A)(1)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Industri-Matematik International Corp.

at

$.35 Net Per Share

by

STG OMS Acquisition Corp.

A Wholly Owned Subsidiary of

STG OMS Ireland Limited

A Company Formed By

Symphony Technology II-A, L.P.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY  TIME, ON DECEMBER 10, 2002, UNLESS THE OFFER IS EXTENDED.

WE ARE MAKING THIS OFFER PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF NOVEMBER 3, 2002, AMONG INDUSTRI-MATEMATIK INTERNATIONAL CORP., STG AND STG OMS ACQUISITION CORP. ON NOVEMBER 11, 2002, STG ASSIGNED ALL OF ITS RIGHTS AND OBLIGATIONS UNDER THE AGREEMENT AND PLAN OF MERGER TO STG OMS IRELAND LIMITED. THE BOARD OF DIRECTORS OF INDUSTRI-MATEMATIK INTERNATIONAL CORP. HAS UNANIMOUSLY (I) DETERMINED THAT EACH OF THE OFFER, THE MERGER AND THE MERGER AGREEMENT DESCRIBED HEREIN IS ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND ITS STOCKHOLDERS, (II) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING THE OFFER AND THE PROPOSED MERGER BETWEEN STG OMS ACQUISITION CORP. AND INDUSTRI-MATEMATIK INTERNATIONAL CORP.) AND (III) RECOMMENDED THAT INDUSTRI-MATEMATIK INTERNATIONAL CORP. STOCKHOLDERS TENDER THEIR SHARES OF COMMON STOCK IN THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN BEFORE THE EXPIRATION DATE A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, OF INDUSTRI-MATEMATIK INTERNATIONAL CORP., WHICH, TOGETHER WITH ALL OTHER SHARES OF INDUSTRI-MATEMATIK INTERNATIONAL CORP. COMMON STOCK OWNED BY STG OMS IRELAND LIMITED AND ITS SUBSIDIARIES (INCLUDING US), REPRESENTS AT LEAST 65% OF THE TOTAL NUMBER OF SHARES OF INDUSTRI-MATEMATIK INTERNATIONAL CORP. COMMON STOCK OUTSTANDING.

If you have questions about the offer, you can contact D.F. King & Co., Inc., the information agent for the offer at its address and telephone number set forth on the back cover of this Offer to Purchase. You can also obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery from D.F. King & Co., Inc. or your broker, dealer, bank, trust company or other nominee.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

November 12, 2002

Schedule I	Directors and Executive Officers of Symphony Technology II GP, LLC, STG OMS Ireland Limited and STG OMS Acquisition Corp.

i

SUMMARY TERM SHEET

We, STG OMS Acquisition Corp., a wholly owned subsidiary of STG OMS Ireland Limited, are offering to purchase all outstanding shares of common stock, par value $.01 per share, of Industri-Matematik International Corp. for $.35 net per share in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal and pursuant to the Agreement and Plan of Merger, dated as of November 3, 2002, among Industri-Matematik International Corp., STG and STG OMS Acquisition Corp. On November 11, 2002, STG assigned all of its rights and obligations under the merger agreement to STG OMS Ireland Limited, a private limited company incorporated under the laws of Ireland. The following are some of the questions you, as an Industri-Matematik International Corp. stockholder, may have and answers to those questions. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

Our name is STG OMS Acquisition Corp. We are a Delaware corporation formed for the purpose of making this tender offer for all of the common stock of Industri-Matematik International Corp. We are a wholly owned subsidiary of STG OMS Ireland Limited, a private limited company incorporated under the laws of Ireland and a company formed by Symphony Technology II-A, L.P., a Delaware limited partnership. We and STG OMS Ireland Limited are both newly formed corporations and have not conducted any business other than in connection with the offer and the merger agreement described below.

What securities are we offering to purchase?

We are offering to purchase all of the outstanding common stock, par value $.01 per share, of Industri-Matematik International Corp.

How much are you offering to pay for my securities and what is the form of payment?

We are offering to pay you $.35 per share in cash without brokerage fees, commissions or, except in certain circumstances, transfer taxes.

Do you have the financial resources to make payment?

We will need approximately $11.5m to purchase all shares pursuant to the offer and to pay related fees and expenses. Symphony Technology II-A, L.P., a Delaware limited partnership, will provide us with sufficient funds to purchase shares validly tendered in the offer and to complete the proposed merger between us and Industri-Matematik International Corp. By a letter dated November 2, 2002 between Industri-Matematik International Corp., Symphony Technology II-A, L.P. and Dr. Romesh Wadhwani, Dr. Wadhwani has agreed to provide $11.5 million to Symphony Technology II-A, L.P. to be used for funding the offer and the merger so long as the merger agreement is in effect. Dr. Wadhwani is the Chief Executive Officer and Managing Director of Symphony Technology II GP, LLC, the sole general partner of Symphony Technology II-A, L.P. Following the offer, Symphony Technology II-A, L.P. may seek refinancing arrangements through outside sources. The offer is not conditioned upon any financing arrangements.

Is your financial condition relevant to my decision to tender in the Offer?

Because the form of payment consists solely of cash and is not conditioned upon any financing arrangements, we do not think our financial condition is material to your decision whether to tender in the offer.

Is there an agreement governing the Offer?

Yes. Industri-Matematik International Corp., STG, a wholly owned subsidiary of Symphony Technology II-A, L.P. and STG OMS Acquisition Corp. entered into a merger agreement, dated as of November 3, 2002. On November 11, 2002, STG assigned all of its rights and obligations under the merger agreement to STG OMS Ireland Limited. The merger agreement provides, among other things, for the terms and conditions of the offer and the merger of STG OMS Acquisition Corp. into Industri-Matematik International Corp. See “The Offer—Section 12—Purpose of the Offer; Plans for the Company; Stockholder Approval; Appraisal Rights; The Merger Agreement”.

What does the Industri-Matematik International Corp. Board think about the Offer?

The Board of Directors of Industri-Matematik International Corp. has unanimously (i) determined that each of the offer, the merger and the merger agreement described herein is advisable, fair to and in the best interests of Industri-Matematik International Corp. and its stockholders, (ii) approved the merger agreement and the transactions contemplated thereby (including the offer and the proposed merger between STG OMS Acquisition Corp. and Industri-Matematik International Corp.) and (iii) recommended that Industri-Matematik International Corp. stockholders tender their shares in the offer and approve and adopt the merger agreement and the merger. See “The Offer—Section 11—Background of the Offer” and “The Offer—Section 12—Purpose of the Offer; Plans for the Company; Stockholder Approval; Appraisal Rights; The Merger Agreement”.

How long do I have to decide whether to tender in the Offer?

You have until 12:00 Midnight, New York City time, on December 10, 2002, to decide whether to tender your shares in the offer. If you cannot deliver everything required to make a valid tender to Citibank, N.A., the depositary for the offer, before such time, you may be able to use a guaranteed delivery procedure, which is described in “The Offer—Section 3—Procedure for Tendering Shares”. In addition, if we decide to include one or more subsequent offering periods in the offer as described below, you will have an additional opportunity to tender your shares.

What are the most significant conditions to the Offer?

The offer is conditioned upon, among other things, there being validly tendered and not withdrawn before the expiration date a number of shares of Industri-Matematik International Corp. common stock, which, together with all other shares of Industri-Matematik International Corp. common stock owned by STG OMS Ireland Limited and its subsidiaries (including us), represents at least 65% of the total number of shares of Industri-Matematik International Corp. common stock outstanding. See “The Offer—Section 14—Conditions of the Offer”.

Can the Offer be extended and under what circumstances?

Pursuant to the terms of the merger agreement, we have the right to extend the offer, without the consent of Industri-Matematik International Corp., (i) if any condition to the offer has not been satisfied or waived, until such conditions are satisfied or waived, (ii) for any period required by the Securities and Exchange Commission or applicable law and (iii) for no more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii), if, on such expiration date, the number of shares of common stock tendered (and not withdrawn), together with the shares then owned by STG OMS Ireland Limited and its subsidiaries (including us), represents less than 90% of shares of Industri-Matematik International Corp. common stock outstanding. However, under no circumstances shall we, without the prior consent of the Board of Directors of Industri-Matematik International Corp., which consent shall not be unreasonably withheld, extend the offer to an expiration date more than 50 business days beyond the date that the offer is commenced.

In addition, after the expiration of the offer, we may, but are not obligated to, give stockholders who did not tender in the offer another chance to tender at the same price in one or more subsequent offering periods lasting an aggregate of between three and 20 business days. See “The Offer—Section 1—Terms of the Offer”.

How will I be notified if the Offer is extended?

If we decide to extend the offer, we will inform Citibank, N.A., the depositary for the offer, of that fact and will make a public announcement of the extension, no later than 9:00 A.M., New York City time, on the business day after the day on which the offer was scheduled to expire.

How do I tender my shares?

To tender shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal, to Citibank, N.A., the depositary for the offer, not later than the time the offer expires. If your shares are held in street name by your broker, dealer, bank, trust company or other nominee, such nominee can tender your shares through The Depositary Trust Company. If you cannot deliver everything required to make a valid tender to the depositary before the expiration of the offer, you may have a limited amount of additional time by having a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP), guarantee that the missing items will be received by the depositary within three Nasdaq National Market trading days. However, the depositary must receive the missing items within that three trading day period.

Until what time can I withdraw tendered shares?

You can withdraw tendered shares at any time until the offer has expired, and, if we have not by January 10, 2003 agreed to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. You may not, however, withdraw shares tendered during a subsequent offering period, if one is included.

How do I withdraw tendered shares?

To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to Citibank, N.A. while you have the right to withdraw the shares.

When and how will I be paid for my tendered shares?

Subject to the terms and conditions of the offer, we will pay for all validly tendered and not withdrawn shares of Industri-Matematik International Corp. common stock promptly after the later of the date of expiration of the offer and the satisfaction or waiver of the conditions to the offer set forth in “The Offer—Section 14—Conditions of the Offer” relating to governmental or regulatory approvals. We do, however, reserve the right, in our sole discretion and subject to applicable law, to delay payment for shares of Industri-Matematik International Corp. common stock until satisfaction of all conditions to the offer relating to governmental or regulatory approvals.

We will pay for your validly tendered and not withdrawn shares by depositing the purchase price with Citibank, N.A., which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares of Industri-Matematik International Corp. common stock will be made only after timely receipt by Citibank, N.A. of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in “The Offer—Section 3—Procedure for Tendering Shares”), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or in the case of a book-entry delivery, an Agent’s Message, and any other required documents for such shares.

What will my tax consequences be if I accept the Offer?

Your receipt of cash for Shares pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax law. See “The Offer—Section 5—Certain Tax Considerations”.

Will the Offer be followed by a merger if all Industri-Matematik International Corp. shares are not tendered in the Offer?

If we accept for payment and pay for at least 65% of the outstanding shares of Industri-Matematik International Corp. common stock, we are expected to be merged with and into Industri-Matematik International Corp. If that merger takes place, STG OMS Ireland Limited will own all of the shares of Industri-Matematik International Corp. common stock and all remaining stockholders (other than us, STG OMS Ireland Limited and stockholders properly exercising their appraisal rights) will receive the price per share paid in the offer. See “The Offer—Section 12—Purpose of the Offer; Plans for the Company; Stockholder Approval; Appraisal Rights; The Merger Agreement”.

If 65% of the shares are tendered and accepted for payment, will Industri-Matematik International Corp. continue as a public company?

No. If the merger takes place, Industri-Matematik International Corp. will no longer be publicly owned. Even if the merger does not take place, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that Industri-Matematik International Corp. common stock will no longer be eligible to be traded on a securities exchange, there may not be a public trading market for Industri-Matematik International Corp. common stock, and Industri-Matematik International Corp. may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the SEC rules relating to publicly held companies. Industri-Matematik International Corp. has recently received notice from the Nasdaq National Market that its shares of common stock may no longer meet the required criteria for listing on that exchange. Industri-Matematik International Corp. has informed us that, if delisted from the Nasdaq National Market, it intends to apply for listing on the Nasdaq Small Cap Market. See “The Offer—Section 7—Possible Effects of the Offer on the Market for Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations”.

If I decide not to tender, how will the Offer affect my shares?

If the merger between Industri-Matematik International Corp. and STG OMS Acquisition Corp. takes place, Industri-Matematik International Corp. stockholders not tendering their shares in the offer (other than those properly exercising their appraisal rights) will receive cash in an amount equal to the price per share paid in the offer. Therefore, if the merger takes place, the only difference between tendering and not tendering your shares is that tendering stockholders will be paid earlier and that non-tendering stockholders may exercise appraisal rights under the Delaware General Corporation Law. If, however, the merger does not take place and the offer is consummated, the number of stockholders and of shares of Industri-Matematik International Corp. common stock that are still in the hands of the public may be so small that there will no longer be an active or liquid public trading market (or, possibly, any public trading market) for Industri-Matematik International Corp. common stock, which may affect prices at which shares trade. Also, as described above, Industri-Matematik International Corp. may cease making filings with the SEC or otherwise being required to comply with the SEC rules relating to publicly held companies. Industri-Matematik International Corp. has recently received notice from the Nasdaq National Market that its shares of common stock may no longer meet the required criteria for listing on that exchange. Industri-Matematik International Corp. has informed us that, if delisted from the Nasdaq National Market, it intends to apply for listing on the Nasdaq Small Cap Market.

If I decide not to tender and the merger between Industri-Matematik International Corp. and STG OMS Acquisition Corp. takes place, will I have appraisal rights?

Yes. If the merger between Industri-Matematik International Corp. and STG OMS Acquisition Corp. takes place and you have neither voted in favor of the merger nor consented thereto in writing, and you otherwise follow the procedures set forth in the Delaware General Corporation Law, you will be entitled to receive a judicial determination of the fair value of your Industri-Matematik International Corp. shares and to receive payment of such fair value in cash, together with a fair rate of interest, if any. See “The Offer—Section 12—Purpose of the Offer; Plans for the Company; Stockholder Approval; Appraisal Rights; The Merger Agreement”.

What is the market value of my shares as of a recent date?

On November 1, 2002, the last full trading day before we announced the offer and the possible subsequent merger, the closing price of Industri-Matematik International Corp. common stock reported on the Nasdaq National Market was $.30 per share. Between November 4, 2002 and November 11, 2002, the price of a share of Industri-Matematik International Corp. common stock ranged between a high of $.34 and a low of $.32, and on November 11, 2002, the last full trading day before the date of this Offer to Purchase, the closing sales price per share of Industri-Matematik International Corp. common stock was $.33. You should obtain current market quotations for shares of Industri-Matematik International Corp. common stock in deciding whether to tender your shares.

Who can I talk to if I have questions about the Offer?

You can call D.F. King & Co., Inc., the information agent for the offer, at (800) 735-3591 (toll free) or 212-269-5550 (collect).

To the Stockholders of Industri-Matematik International Corp.:

INTRODUCTION

We, STG OMS Acquisition Corp. (“Purchaser”), a Delaware corporation and wholly owned subsidiary of STG OMS Ireland Limited, a private limited company incorporated under the laws of Ireland (“Parent”) and a company formed by Symphony Technology II-A, L.P., a Delaware limited partnership (“ST II-A”), are offering to purchase all outstanding shares of common stock, par value $.01 per share (the “Shares”), of Industri-Matematik International Corp., a Delaware corporation (the “Company”), for $.35 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the “Offer”). You will not have to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. We will pay all charges and expenses of Citibank, N.A. (the “Depositary”) and D.F. King & Co., Inc. (the “Information Agent”) incurred in connection with the Offer. See “The Offer—Section 16”.

We are making the Offer pursuant to an Agreement and Plan of Merger, dated as of November 3, 2002 (the “Merger Agreement”), among the Company, STG, a wholly owned subsidiary of ST II-A, and Purchaser. On November 11, 2002, STG assigned all of its rights and obligations under the Merger Agreement to Parent. The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer, we will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Surviving Corporation”). In the Merger, each outstanding Share (other than Dissenting Shares (as defined below) and any Shares held by the Company, Parent and any of their subsidiaries (including us)) will be converted into the right to receive the price paid in the Offer, without interest. The Merger is subject to the satisfaction or waiver of certain conditions. See “The Offer—Section 12”.

The Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that each of the Offer, the Merger and the Merger Agreement described herein is advisable, fair to, and in the best interests of the Company and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby (including the Offer and the proposed Merger) and (iii) recommended that the Company’s stockholders tender their Shares in the Offer and approve and adopt the Merger Agreement and the Merger. Warburg Pincus Investors, L.P. has agreed with ST II-A to tender all of the Shares held by it into the Offer. According to the Company’s most recent proxy statement, as of August 14, 2002, Warburg Pincus Investors, L.P. owned beneficially 12,282,752 Shares, representing approximately 38.4% of the outstanding Shares as of that date.

Broadview International LLC, the Company’s financial advisor (the “Company Financial Advisor”), has delivered to the Company Board its written opinion to the effect that, as of the date of the Merger Agreement, the consideration to be received by the Company’s stockholders in the Offer and the Merger pursuant to the Merger Agreement is fair to such holders from a financial point of view. The full text of Company Financial Advisor’s written opinion containing the assumptions made, procedures followed, matters considered and limitations on the review undertaken is included with the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which has been filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the Offer and is being mailed to stockholders with this Offer to Purchase. Stockholders are urged to read the full text of the opinion carefully.

The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn before the Expiration Date (as defined below) a number of Shares, which, together with all other Shares owned by Parent and its subsidiaries (including us), represents at least 65% of the total number of Shares outstanding.

According to the Company, as of November 8, 2002, there were outstanding 31,966,883 Shares and 3,283,000 options to purchase Shares. Based upon this information, and assuming no options are exercised, we believe that the Minimum Tender Condition would be satisfied if approximately 20,778,473 Shares are validly tendered pursuant to the Offer and not withdrawn.

If we accept for payment and pay for at least 55% of outstanding Shares pursuant to the Offer, the Merger Agreement provides that Parent will be entitled to designate representatives to serve on the Company Board in proportion to our ownership of shares following such purchase. However, the Merger Agreement provides that the Company Board shall have at least two members who are not officers, designees, stockholders, affiliates or associates (within the meaning of the federal securities laws) of the Parent or the Company or having any other material relationship with the Parent or the Company. Parent currently intends, promptly after consummation of the Offer, to exercise this right and to designate one or more persons who are likely to be the Chief Executive Officer and Managing Director of Symphony Technology II GP, LLC (“ST GP”), the sole general partner of ST II-A, and the managing members of ST GP to serve as directors of the Company. For certain information regarding each of these persons, see Schedule I. The foregoing information and certain other information contained in this Offer to Purchase and the Schedule 14D-9 are being provided in accordance with the requirements of Section 14(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14f-1 thereunder. We expect that such representation would permit us to exert substantial influence over the Company’s conduct of its business and operations. Purchaser currently intends, as soon as practicable after consummation of the Offer, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, the directors of Purchaser will be the directors of the Company.

Under the Delaware General Corporation Law (“Delaware Law”), if we acquire, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, we believe we would be able to effect the Merger without a vote of the Company’s stockholders. If we do not acquire at least 90% of the outstanding Shares, we will have to seek approval of the Merger Agreement and the Merger by the Company’s stockholders. Approval of the Merger Agreement and the Merger requires the affirmative vote of holders of a majority of the outstanding Shares. Thus, if the Minimum Tender Condition and the other conditions to the Offer are satisfied and the Offer is completed, we will own a sufficient number of Shares to ensure that the Merger Agreement will be approved by the Company’s stockholders.

Pursuant to the Merger Agreement, the Company is not permitted to effect any dividends with respect to the Shares. If we acquire control of the Company, we currently intend that no further dividends will be declared with respect to the Shares before the acquisition of the entire equity interest in the Company.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

THE OFFER

1.   Terms of the Offer.    Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares that are validly tendered before the Expiration Date and not withdrawn. “Expiration Date” means 12:00 Midnight, New York City time, on December 10, 2002, unless extended, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, shall expire.

The Offer is subject to the conditions set forth in “The Offer—Section 14”, which include, among other things, satisfaction of the Minimum Tender Condition. If any such condition is not satisfied, we may terminate the Offer and return all tendered Shares; extend the Offer and, subject to withdrawal rights as set forth in “The Offer—Section 4”, retain all such Shares until the expiration of the Offer as so extended; waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered before the Expiration Date and not withdrawn; or delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer. Pursuant to the terms of the Merger Agreement, we have the right to extend the Offer, without the consent of the Company, (i) from time to time if, at the Expiration Date, any condition to the Offer has not been satisfied or waived, until such conditions are satisfied or waived, (ii) for any period required by the SEC or applicable law and (iii) on one or more occasions for an aggregate period of not more than 10 business days beyond the latest Expiration Date that would otherwise be permitted under clause (i) or (ii), if, on such Expiration Date, the number of Shares validly tendered and not withdrawn, together with the Shares then owned by Parent and its subsidiaries (including us), represents less than 90% of the outstanding Shares. However, under no circumstances shall we, without the prior consent of the Company Board, which consent shall not be unreasonably withheld, extend the Offer to an expiration date more than 50 business days beyond the date that the Offer is commenced. We expressly reserve the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer, provided that the Company’s consent is required to (i) waive the Minimum Tender Condition, (ii) make any material change to the terms and conditions of the Offer and (iii) change the form of consideration to be paid, decrease the price per Share or the number of Shares sought in the Offer or impose conditions to the Offer in addition to those set forth in “The Offer—Section 14”.

If we decrease the percentage of Shares being sought or increase or decrease the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer shall be extended until the expiration of such period of 10 business days. If we make any other material change in the terms of or information concerning the Offer or waive a material condition of the Offer, we will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Tender Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow adequate dissemination and investor response. “Business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

If we extend the Offer, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as provided in “The Offer—Section 4”. Our reservation of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that we pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

After the expiration of the Offer, we may, but are not obligated to, include one or more subsequent offering periods of between three and 20 business days to permit additional tenders of Shares (a “Subsequent Offering Period”). Pursuant to Rule 14d-11 under the Exchange Act, we may include a Subsequent Offering Period so long as, among other things, (i) the Offer remains open for a minimum of 20 business days and has expired, (ii) all conditions to the Offer are deemed satisfied or waived by us on or before the Expiration Date, (iii) we accept and promptly pay for all securities validly tendered during the Offer, (iv) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 A.M., New

York City time on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period and (v) we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. In addition, we may extend any initial Subsequent Offering Period by any period or periods, provided that the aggregate of the Subsequent Offering Period (including extensions thereof) is no more than 20 business days. No withdrawal rights apply to Shares tendered in a Subsequent Offering Period, and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same price paid in the Offer will be paid to stockholders tendering Shares in a Subsequent Offering Period, if one is included.

We have not at this time made a final decision to include or not to include a Subsequent Offering Period. We may make such decision in our sole discretion, and there is no assurance that we will or will not include such a Subsequent Offering Period. If we elect to include or extend a Subsequent Offering Period, we will make a public announcement of such inclusion or extension no later than 9:00 A.M., New York City time, on the next business day after the Expiration Date or date of termination of a prior Subsequent Offering Period.

The Company has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.  Acceptance for Payment and Payment.    Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Shares validly tendered before the Expiration Date and not withdrawn promptly after the later of the Expiration Date and the satisfaction or waiver of all conditions set forth in “The Offer—Section 14” relating to governmental or regulatory approvals. In addition, we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer relating to governmental or regulatory approvals. For a description of our right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see “The Offer—Section 14”. If we increase the consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all Shares purchased pursuant to the Offer.

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “The Offer—Section 3”)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or in the case of a book-entry delivery, an Agent’s Message and any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see “The Offer—Section 3”. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

For purposes of the Offer, we shall be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to you, as promptly as practicable following the expiration or termination of the Offer.

3.  Procedure for Tendering Shares.

Valid Tender of Shares.    To tender Shares pursuant to the Offer, either (i) the Depositary must receive at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal and (b) certificates for the Shares to be tendered or delivery of such Shares pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent’s Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), in each case by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be complied with.

The method of delivery of Shares and all other required documents, including through the Book-Entry Transfer Facility, is at your option and risk, and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act and (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Book Entry Delivery.    The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary. “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

Signature Guarantees.    All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) (each an “Eligible Institution”), unless (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery.    If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by Purchaser is received by the Depositary (as provided below) by the Expiration Date; and

•
the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) together with any required signature guarantee or an Agent’s Message and any other required documents, are received by the Depositary within three Nasdaq National Market trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

Taxation.    Under the U.S. federal income tax laws, the Depositary will be required to withhold 30% (or such other rate specified by the Internal Revenue Code of 1986, as amended) of the amount of any payments made to you pursuant to the Offer unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed IRS Form W-8BEN (or other applicable form), before receipt of any payment.

Appointment of Proxy.    By executing a Letter of Transmittal, you irrevocably appoint our designees as your proxies in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after November 3, 2002). All such proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment, all prior proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company’s stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

Determination of Validity.    We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

4.  Withdrawal Rights.    You may withdraw tenders of Shares made pursuant to the Offer at any time before the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after January 10, 2003 unless such Shares are accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4.

For your withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered by again following one of the procedures described in “The Offer—Section 3” at any time before the Expiration Date.

If we include a Subsequent Offering Period (as described in more detail in “The Offer—Section 1”) following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period or to Shares previously tendered in the Offer and accepted for payment.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5.  Certain Tax Considerations.    Your receipt of cash for Shares pursuant to the Offer will be taxable for U.S. federal income tax purposes and may also be taxable under applicable state, local and other tax laws. In general, if you tender Shares pursuant to the Offer, you will recognize gain or loss equal to the difference between the tax basis of your Shares and the amount of cash received in exchange therefor. Such gain or loss will be capital gain or loss if you hold the Shares as capital assets and will be long-term gain or loss if your holding period for the Shares is more than one year as of the date of the sale of such Shares.

In addition, you may be subject to backup withholding unless you provide certain information to the Depositary or an exemption applies. See “The Offer—Section 3”.

The foregoing discussion may not apply to you if you acquired your Shares pursuant to the exercise of stock options or other compensation arrangements with the Company, if you are not a citizen or resident of the United States or if you are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended.

The federal income tax discussion set forth above is included for general information only and is based upon present law. Due to the individual nature of tax consequences, you are urged to consult your own tax advisor as to the specific tax consequences to you of the Offer, including the effects of applicable state, local or other tax laws.

6.  Price Range of Shares; Dividends.    The Shares are listed and principally traded on the Nasdaq National Market under the symbol IMIC. The following table sets forth for the calendar periods indicated the high and low sales prices per Share on the Nasdaq National Market, as reported in published financial sources:

	High	Low
2000
Fourth Quarter (beginning September 30, 2000)	$5.3750	$1.5625

2001
First Quarter	2.9375	1.1875
Second Quarter	1.9200	0.6875
Third Quarter	1.8600	0.5500
Fourth Quarter	1.2100	0.6100

2002
First Quarter	1.4000	0.9000
Second Quarter	1.1000	0.4500
Third Quarter	0.8500	0.1600
Fourth Quarter (through November 11, 2002)	0.3900	0.1500

The Company has never declared any dividends with respect to the Shares during the period that it has been a public company. Pursuant to the Merger Agreement, the Company is not permitted to effect any dividends with respect to the Shares. If we acquire control of the Company, we currently intend that no further dividends will be declared on the Shares before the acquisition of the entire equity interest in the Company.

On November 1, 2002, the last full trading day before the announcement of the Offer and the possible Merger, the reported closing sales price per Share on the Nasdaq National Market was $.30. Between November 4, 2002 and November 11, 2002, the price per Share on the Nasdaq National Market ranged between a high of $.34 and a low of $.32. On November 11, 2002, the last full trading day before the date of this Offer to Purchase, the reported closing sales price per Share on the Nasdaq National Market was $.33. You should obtain current market quotations for the Shares in deciding whether to tender your Shares.

7.  Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations.

Possible Effects of the Offer on the Market for the Shares.    If the Merger is consummated, stockholders not tendering their Shares in the Offer (other than those properly exercising their appraisal rights) will receive cash in an amount equal to the price per Share paid in the Offer. Therefore, if the Merger takes place, the only difference between tendering and not tendering Shares in the Offer is that tendering stockholders will be paid earlier and that non-tendering stockholders may exercise appraisal rights under Delaware Law. If, however, the Merger does not take place and the Offer is consummated, the number of stockholders and of Shares that are still in the hands of the public may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer.

Stock Exchange Listing.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the Nasdaq National Market. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continuing inclusion in the Nasdaq National Market, the market for the Shares could be adversely affected. According to the Nasdaq National Market’s published guidelines, the Shares would not meet the criteria for continued inclusion in the Nasdaq National Market if, among other things, the number of publicly-held Shares were less than 750,000, the aggregate market value of the publicly-held Shares were less than $5,000,000 or there were less than two market makers for the Shares. If as a result of the purchase of the Shares pursuant to the Offer, the Shares no longer meet these standards, the quotations on the Nasdaq National Market will be discontinued. In the event the Shares were no longer quoted on the Nasdaq National Market, quotations might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

The Company has already received notice from the Nasdaq National Market stating that the Shares may be delisted from that exchange because the current market price for the Shares has fallen below required thresholds. The Company has informed us that, if delisted from the Nasdaq National Market, it intends to apply for listing on the Nasdaq Small Cap Market.

Registration under the Exchange Act.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholder’s meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. Furthermore, “affiliates” of the Company and persons holding “restricted securities” of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for listing or Nasdaq National Market reporting. We intend to seek to cause the Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

Margin Regulations.    The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8.  Certain Information Concerning the Company.    The Company is a Delaware corporation incorporated in 1995, with principal executive offices at 901 Market Street – Suite 475, Wilmington, Delaware, 19801. The telephone number of the Company’s principal executive offices is (302) 777-1608.

The following description of the Company and its business has been taken from Amendment No. 1 to the Company’s Form 10-K for the fiscal year ended April 30, 2002, and is qualified in its entirety by reference to such Form 10-K.

The Company develops, markets, and supports client/server and Internet architectured application software that enables manufacturers, distributors, wholesalers, retailers, logistics service providers, and e-businesses to more effectively manage their supply chains and their customer relationships. Supply chain management encompasses the execution of multiple customer-focused order fulfillment processes, including order management, pricing and promotion, handling, sourcing, warehouse management, transportation management, service management, customer relationship management, and replenishment planning and coordination. The Company’s software products monitor and manage events beyond the physical limitations of the enterprise. The Company’s software products are designed to meet the complex fulfillment and customer service needs of distribution-intensive businesses. These products allow customers to leverage the value of their existing enterprise systems by integrating with legacy, new client/server, and new Internet based manufacturing, advanced planning, and financial management systems. The Company has a professional services organization and relationships with third-party technology vendors and system integrators that configure solutions for clients.

Projections.    In the course of the discussions between the Company and ST II-A, the Company provided ST II-A and its representatives with certain non-public business and financial information about the Company. Such information included, among other things, the Company’s projections of revenue and net income for the Company’s fiscal year ending April 30, 2003. These projections do not reflect the impact of restructuring and other expense reduction actions that the Company would expect to have taken in the absence of the Offer and the impact of the restructuring charges that the Company announced on October 10, 2002. Set forth below is a summary of such projections. These projections should be read together with the financial statements of the Company that can be obtained from the SEC as described below.

Fiscal Year 2003
(in thousands)
Revenue	$46,407
Net Income (Loss)	$(8,658)

The Company does not, as a matter of course, make public any forecasts as to its future financial performance. The above projections were not prepared with a view to public disclosure or compliance with guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections or forecasts. These projections are included herein only because such information was provided to us in connection with our evaluation of a business combination transaction. The Company has advised us that its internal financial forecasts (upon which such projections were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions, all made by management of the Company, with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond the Company’s control. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that we, the Company or any of our respective affiliates or representatives consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of us, the Company and any of our affiliates and representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even if any or all of the assumptions underlying the projections are shown to be in error.

Additional Information.    The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; or at the SEC’s public reference rooms in New York, New York and Chicago, Illinois. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or free of charge at the Web site maintained by the SEC at http://www.sec.gov.

9.  Certain Information Concerning Purchaser, Parent, ST II-A and Related Persons.    We are a Delaware corporation incorporated on October 24, 2002, with principal executive offices at 4015 Miranda Avenue, 2nd Floor, Palo Alto, California, 94304. The telephone number of our principal executive offices is (650) 935-9500. To date, we have engaged in no activities other than those incident to our formation, the execution and delivery of the Merger Agreement, the commencement of the Offer, and the other transactions contemplated by the Merger Agreement. We are a wholly owned subsidiary of Parent which is wholly owned by ST II-A.

Parent is a private limited company incorporated under the laws of Ireland on November 8, 2002, with principal executive offices at 4015 Miranda Avenue, 2nd Floor, Palo Alto, California, 94304. The telephone number of Parent’s principal executive offices is (650) 935-9500. To date, Parent has engaged in no activities other than those incident to its formation and the transactions contemplated by the Merger Agreement. Parent is a wholly owned subsidiary of ST II-A.

ST II-A owns 100% of Parent. ST II-A is a Delaware limited partnership which makes investments for long term appreciation. Its principal executive offices are at 4015 Miranda Avenue, 2nd Floor, Palo Alto, California, 94304. The telephone number of ST II-A’s principal executive offices is (650) 935-9500. ST GP is the sole general partner of ST II-A.

ST GP is a Delaware limited liability company with principal executive offices at 4015 Miranda Avenue, 2nd Floor, Palo Alto, California, 94304. The telephone number of ST GP’s principal executive offices is (650) 935-9500. ST GP makes all of the investment decisions on behalf of ST II-A.

Dr. Romesh Wadhwani is the Chief Executive Officer and Managing Director of ST GP and either has sole authority and discretion to manage and conduct the affairs of ST GP or has veto power over the management and conduct of ST GP. The business address, principal occupation or employment, five year employment history and citizenship of Dr. Wadhwani is set forth on Schedule I attached hereto.

The name, business address, principal occupation or employment, five year employment history and citizenship of each director, executive officer or managing member of Parent, Purchaser and ST GP and certain other information are set forth on Schedule I attached hereto.

Except as set forth elsewhere in this Offer to Purchase: (i) none of Purchaser, Parent, ST II-A and ST GP or to the best of their knowledge, (a) the persons listed in Schedule I hereto or any associate or majority owned subsidiary of Purchaser, Parent, ST II-A and ST GP or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of Purchaser, Parent, ST II-A and ST GP or to the best of their knowledge, the persons or entities referred to in clause (a) above has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; and (iii) none of Purchaser, Parent, ST II-A and ST GP or to the best of their knowledge, the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

Except as set forth below and elsewhere in this Offer to Purchase: (i) during the two years before the date of this Offer to Purchase, there have been no transactions between Purchaser, Parent, ST II-A, ST GP, their subsidiaries or, to Purchaser’s, Parent’s, ST II-A’s and ST GP’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (ii) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Purchaser, Parent, ST II-A, ST GP, their subsidiaries or, to Purchaser’s, Parent’s, ST II-A’s and ST GP’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Warburg Pincus Ventures, L.P. and Geoffrey W. Squire, a director of the Company, were parties to an Agreement and Plan of Merger and Reorganization between Symphony Software, Inc., a subsidiary of ST II-A, and WhiteLight Systems, Inc., dated as of October 15, 2002, in which Symphony Software, Inc. acquired WhiteLight Systems, Inc. for an aggregate consideration of $4,827,500. In that transaction Warburg Pincus Ventures, L.P., holder of 21,281,437 shares of WhiteLight Systems Series D preferred stock, of which a total of 34,299,036 shares were outstanding at the time of the merger, received as their portion of the merger consideration 1,444,138 shares of Symphony Software Series B preferred stock, and Geoffrey W. Squire, holder of 3,766,915 shares of WhiteLight Systems Series D preferred stock, received as his portion of the merger consideration 255,619 shares of Symphony Software Series B preferred stock. In addition, at closing, Symphony Software, Inc. paid Geoffrey W. Squire $500,000 due to him as compensation for acting as guarantor in connection with a loan between WhiteLight Systems, Inc. and Bank of America, N.A. and $104,726 due to him as reimbursement for working capital loans previously made to WhiteLight Systems, Inc. There is no connection between this transaction and the Offer and proposed Merger.

Warburg Pincus Ventures, L.P. is an affiliate of Warburg Pincus Investors, L.P. According to the Company’s most recent proxy statement, as of August 14, 2002, Warburg Pincus Investors, L.P. owned beneficially 12,282,752 Shares, representing approximately 38.4% of the outstanding Shares as of that date. According to the Company’s most recent proxy statement, Warburg Pincus Investors, L.P. is managed by Warburg Pincus, LLC and its sole general partner is Warburg Pincus & Co. According to the Company’s most recent proxy statement, each of William H. Janeway and Jeffrey A. Harris, directors of the Company and a senior managing director and a managing director, respectively, of Warburg Pincus, LLC, is a general partner of Warburg Pincus & Co.

10.   Source and Amount of Funds.    We will need approximately $11.5m to purchase all of the Shares pursuant to the Offer and to pay related fees and expenses. ST II-A will provide us with sufficient funds to purchase shares validly tendered in the Offer and to complete the proposed Merger. By a letter dated November 2, 2002 between the Company, ST II-A and Dr. Romesh Wadhwani, Dr. Wadhwani has agreed to provide $11.5 million to ST II-A to be used for funding the Offer and the Merger so long as the Merger Agreement is in effect. Dr. Wadhwani is the Chief Executive Officer and Managing Director of ST GP, the sole general partner of ST II-A. Following the Offer, ST II-A may seek refinancing arrangements through outside sources.

The Offer is not conditioned upon any financing arrangements.

11.   Background of the Offer.    In April 2002, Dr. Romesh Wadhwani, the Chief Executive Officer and Managing Director of ST GP, contacted Geoffrey W. Squire, a director of the Company, to inquire whether he knew if Warburg Pincus Investors, L.P., which holds approximately 38.4% of the outstanding Shares, would be interested in selling its Shares to ST II-A. Mr. Squire passed the inquiry to William H. Janeway, a director of the Company and, according to the Company’s most recent proxy statement, a senior managing director of Warburg Pincus, LLC, an affiliate of Warburg Pincus Investors, L.P., who subsequently had a discussion with Dr. Wadhwani. Thereafter Warburg Pincus Investors, L.P. provided Symphony with a review of the technical capabilities of the Company’s software. No transaction was pursued at that time.

In August 2002, Dr. Wadhwani contacted Jeffrey A. Harris, a director of the Company and, according to the Company’s most recent proxy statement, a managing director of Warburg Pincus, LLC, to see if the Company was interested in pursuing a strategic transaction involving the merger of the Company with a subsidiary of ST II-A.

Mr. Harris immediately notified Lin Johnstone, the Company’s President and Chief Executive Officer of Dr. Wadhwani’s inquiry. Thereafter, a representative of ST II-A traveled to the Company’s offices in Stockholm to further discuss a potential merger with Ms. Johnstone and Susan Salvesen, the Company’s Chief Financial

Officer. On August 20, 2002, the Company and ST II-A entered into a confidentiality agreement to facilitate the exchange of information to determine the desirability of moving forward with a potential merger. ST II-A representatives began their due diligence process. At a scheduled meeting of the Company Board on August 27, 2002, Company the Board, after being advised of the events that had taken place, authorized Ms. Johnstone to proceed with discussions with ST II-A and to obtain additional information about a proposed transaction to present to the Company Board.

At a meeting on September 12, 2002, after a presentation by management as to the status of the Company financially and operationally, the members of the Company Board (six of the seven directors took part in the meeting) discussed the potential merger with ST II-A. Thereafter, Dr. Wadhwani joined the meeting by invitation to make a presentation of his analysis of the Company’s position and opportunities. After Dr. Wadhwani left the meeting, the directors further discussed the possible transaction and had a discussion with the Company’s general counsel, Marvin S. Robinson of Tannenbaum Dubin & Robinson, LLP, regarding fiduciary responsibilities of the Company Board in connection with strategic transactions and relevant provisions of Delaware Law. In accordance with advice of counsel, the Company Board formed an special committee comprised of two independent directors, Messrs. Anderson and Laugerud, and Ms. Johnstone, the Company’s President and Chief Executive Officer, to evaluate the proposed merger with a subsidiary of ST II-A and any other potential strategic possibilities. The Company Board also authorized retention of a financial consultant to assist in the evaluation of a transaction.

In accordance with the Company Board’s authorization, the Company engaged the Company Financial Advisor as a financial consultant and to deliver a fairness opinion in the event the Company pursued the merger with a subsidiary of ST II-A. Upon engagement, representatives of the Company Financial Advisor conducted a detailed review of the Company’s financial condition and overall market conditions.

On September 20, 2002, representatives of the Company Financial Advisor made a presentation to the special committee regarding the results of its review. In its presentation, the Company Financial Advisor noted that, given the Company’s declining financial condition and overall market conditions, the Company should be open to a strategic transaction of the type proposed and that any delay in pursuing the opportunity would be unlikely to lead to a superior offer and could cause ST II-A to withdraw. Both Marvin S. Robinson of Tannenbaum Dubin & Robinson LLP and Allen C. Goolsby of Hunton & Williams, special counsel to the Company, took part in the meeting and reviewed with the special committee what steps it must consider in making a determination consistent with its fiduciary obligations. After further discussion the special committee unanimously resolved to recommend to the Company Board that the Company enter into a letter of intent with ST II-A to pursue the proposed merger.

On September 21, 2002, the Company Board met and considered the special committee’s recommendation and other factors relevant to the proposed merger, including the purchase price of $.50 per share in cash then offered by ST II-A. Legal counsel took part in the meeting and reviewed with the Company Board its fiduciary responsibilities. In addition, each member of the special committee separately addressed the Company Board. After considering various factors, including the necessity of a strategic transaction and the significant risk to the Company and its shareholders posed by delaying pursuit of the proposed merger, the Company Board directed senior management to execute a letter of intent and to negotiate a definitive merger agreement with a subsidiary of ST II-A.

Later that day, the Company and ST II-A entered into a letter of intent which provided, among other things, for a purchase price of $.50 per share in cash and which expired on October 16, 2002, if the parties had not entered into a definitive agreement by such time. Concurrently with the execution of the letter of intent, Warburg Pincus Investors, L.P. and ST II-A entered into a letter agreement whereby Warburg Pincus Investors, L.P. agreed that it would tender its shares or vote in favor of a merger, as applicable, in the event that ST II-A and the Company entered into a definitive merger agreement on or prior to October 16, 2002, in accordance with the letter of intent.

After the letter of intent was entered into, ST II-A intensified its due diligence efforts and the parties and their counsel began negotiating the terms of a definitive merger agreement. Throughout the course of negotiations, the Company and its legal and financial advisors provided ST II-A and its financial and legal advisors with material responsive to ST II-A’s due diligence requests. As a result of its initial due diligence review, ST II-A notified the Company that it was only prepared to offer a purchase price of $.31 per share. On October 3, 2002, the Company Board met to consider the revised offer price and other terms of the proposed transaction. Members of the special committee, who previously met to consider the developments of the negotiations, shared their views with the Company Board. After further discussion, the Company Board resolved to direct Ms. Johnstone and Ms. Salvesen to try to negotiate a higher offer price in at least a $.35 to $.40 range.

The parties continued to negotiate the terms of a definitive merger agreement. The letter of intent was amended and restated on each of October 16, 2002 and October 25, 2002, to extend the time for negotiations and further due diligence by ST-II-A and its advisors. The side letter with Warburg Pincus Investors, L.P. was concurrently amended and restated on each of those dates. On October 31, 2002, the letter of intent expired pursuant to its terms. Nonetheless, the parties continued to negotiate the terms of a definitive merger agreement. Warburg Pincus Investors, L.P. and ST II-A entered into an amended and restated side letter with Warburg Pincus Investors, L.P. which extended the time for entering into a definitive merger agreement to November 4, 2002.

On November 1, 2002, the Company and ST II-A reached agreement on substantially all major deal points. The special committee met with legal counsel and the Company Financial Advisor which stated that based on its work, it would issue a fairness opinion at $.35 per share. The special committee, after discussion, resolved to recommend that the Company Board approve the proposed merger. Thereafter, at a meeting on November 2, 2002, the Company Board met with the Company’s legal counsel and financial consultants and discussed the key terms and conditions of the proposed transaction. The Company Financial Advisor orally presented its “fairness opinion” and the special committee presented and reiterated its recommendation of the transaction to the Company Board. After discussion, the Company Board unanimously approved the transaction (the one director not present consented to the action in writing) and directed Ms. Johnstone to finalize and enter into the agreement on behalf of the Company at a price of $.35 per Share.

On November 3, 2002, representatives of the Company, ST II-A, us and STG and their respective legal advisors completed, and STG, us and the Company entered into, the Merger Agreement. On the morning of November 4, 2002, the Company and ST II-A issued a joint press release announcing the transaction.

12.   Purpose of the Offer; Plans for the Company; Stockholder Approval; Appraisal Rights; The Merger Agreement.

Purpose of the Offer; Plans for the Company.    The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. Pursuant to the Merger Agreement we are entitled, as soon as practicable after consummation of the Offer, to seek representation on the Company Board and to seek to have the Company consummate the Merger pursuant to the Merger Agreement. If we accept for payment and pay for at least 55% of outstanding Shares pursuant to the Offer, the Merger Agreement provides that Parent will be entitled to designate representatives to serve on the Company Board in proportion to our ownership of Shares following such purchase. However, the Merger Agreement provides that the Company Board shall have at least two members who are not officers, designees, stockholders, affiliates or associates (within the meaning of the U.S. federal securities laws) of the Parent or the Company or having any other material relationship with the Parent or the Company. Parent currently intends, promptly after consummation of the Offer, to exercise this right and to designate one or more persons who are likely to be the Chief Executive Officer and Managing Director of ST GP and the managing members of ST GP to serve as directors of the Company. For certain information regarding each of these persons, see Schedule I. The foregoing information and certain other information contained in this Offer to Purchase and the Schedule 14D-9 being mailed to stockholders herewith are being provided in accordance with the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. We expect that such representation would permit us to exert substantial influence over the Company’s conduct of its business and operations. In addition, if we accept for payment and pay for at least 65% of the outstanding Shares, we are expected to be merged with and into the Company. Purchaser currently intends, as soon as practicable after consummation of the Offer, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, the directors of Purchaser will be the directors of the Company. See “—The Merger Agreement—The Offer”.

Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. ST II-A will continue to evaluate the business and operations of the Company during and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. ST II-A intends to seek additional information about the Company and from time to time, to conduct a comprehensive review of the Company’s business, operations, capitalization and management with a view to optimizing development of the Company’s potential.

In connection with the Offer, ST II-A has reviewed and will continue to review various possible business strategies that they might consider in the event that the Purchaser acquires control of the Company, whether pursuant to this Offer, the Merger or otherwise. Such changes could include, among other things, changes in the Company’s business, corporate structure, capitalization and management.

Stockholder Approval.    Under Delaware Law, if we acquire, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, we believe we would be able to effect the Merger without a vote of the Company’s stockholders. If we do not acquire at least 90% of the outstanding Shares, we will have to seek approval of the Merger Agreement and the Merger by the Company’s stockholders. Approval of the Merger Agreement and the Merger requires the affirmative vote of holders of a majority of the outstanding Shares. Thus, if the Minimum Tender Condition and the other conditions to the Offer are satisfied and the Offer is completed, we will own a sufficient number of Shares to ensure that the Merger Agreement will be approved by the Company’s stockholders.

Appraisal Rights.    You do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, stockholders of the Company who have neither voted in favor of the Merger nor consented thereto in writing, and who otherwise under Delaware Law, comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger or similar business combination) and to receive payment of such fair value in cash, together with a fair rate of interest, if any, for their Shares (all such Shares collectively, the “Dissenting Shares”). Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the consideration paid in the Merger. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the price paid in the Offer.

If any holder of Shares who demands appraisal under Section 262 of the Delaware Law fails to perfect, or effectively withdraws or loses his rights to appraisal as provided in the Delaware Law, the Shares of such stockholder will be converted into the right to receive the price per Share paid in the Offer. A stockholder may withdraw his demand for appraisal by delivering to us a written withdrawal of his demand for appraisal and acceptance of the Merger.

Failure to follow the steps required by Section 262 of the Delaware Law for perfecting appraisal rights may result in the loss of such rights.

The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware Law and is qualified in its entirety by reference to Delaware Law.

The Merger Agreement.    The following is a summary of certain provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO filed by Parent and Purchaser pursuant to Rule 14d-3 under the Exchange Act with the SEC in connection with the Offer (together with any amendments, supplements, schedules, annexes and exhibits thereto, the “Schedule TO”). The summary is qualified in its entirety by reference to the Merger Agreement.

The Offer.    The Merger Agreement provides for the making of the Offer by Purchaser pursuant to the terms and subject to the conditions set forth in this Offer to Purchase and related Letter of Transmittal.

Recommendation.    The Company Board has unanimously (i) determined that each of the Offer, the Merger and the Merger Agreement is advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) and (iii) resolved to recommend that the Company’s stockholders tender their Shares in the Offer and approve and adopt the Merger Agreement and the Merger. This recommendation of the Company Board may be withdrawn, modified or amended only if the Company receives from a third party a bona fide Acquisition Proposal (as defined below) that the Company Board reasonably believes will lead to a Superior Proposal (as defined below) and the Company Board shall have determined in good faith by a majority vote, after consultation with Tannenbaum Dubin and Robinson, LLP, its outside counsel, and the Company Financial Advisor that, consistent with its fiduciary duties under applicable law, it must take such action.

The Merger.    The Merger Agreement provides that, upon the terms and subject to the conditions thereof, at the time at which the Company and Purchaser file a Certificate of Merger with the Delaware Secretary of State (or such later time as indicated in the Certificate of Merger) (the “Effective Time”) and make all other filings or recordings required by Delaware Law in connection with the Merger, Purchaser will be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Purchaser shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”).

At the Effective Time, (i) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in clause (ii) below and except for Dissenting Shares, be converted into the right to receive the price paid in the Offer, without interest (the “Merger Consideration”); (ii) each issued and outstanding Share held in the treasury of the Company or held by the Parent or any of its subsidiaries shall be canceled, and no payment shall be made with respect thereto; and (iii) each outstanding share of common stock of Purchaser shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. In addition, at the Effective Time, each outstanding Company employee stock option to purchase Shares shall be canceled, and the Company shall pay each holder of any such option an amount in cash determined by multiplying (i) the excess of the Merger Consideration per Share over the applicable exercise price of such option by (ii) the number of Shares such holder could have purchased had such holder exercised such option in full immediately prior to the Effective Time, less any applicable withholding taxes. After the Effective Date, the Company option plans will terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries will be canceled.

The Merger Agreement further provides that, at the Effective Time, the certificate of incorporation of the Company will be the certificate of incorporation of the Surviving Corporation and the bylaws of Purchaser will be the bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, which will be changed to “Industri-Matematik International Corp.”, and that the directors of Purchaser at the Effective Time will be the directors of the Surviving Corporation and the officers of the Company at the Effective Time will be the officers of the Surviving Corporation.

The Merger Agreement also provides that for six years after the Effective Time, (i) the Surviving Corporation will indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring at or before the Effective Time to the fullest extent permitted by Delaware Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date of the Merger Agreement and (ii) Parent will cause the Surviving Corporation to provide officers’ and directors’ liability insurance, to the extent such insurance can be obtained by the Surviving Corporation using its reasonable best efforts, in respect of acts or omissions occurring before the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement, provided that Parent will not be obligated to pay premiums in excess of an aggregate amount of $750,000, and provided further that at the Effective Time, the Surviving Corporation shall deposit $300,000 with an escrow agent reasonably acceptable to Parent pursuant to terms and conditions of an escrow agreement reasonably acceptable to Parent, which $300,000 shall be used by the Surviving Corporation solely to provide for such officers’ and directors’ liability insurance in accordance with the obligations of the Surviving Corporation under this provision of the Merger Agreement and as agreed to by Susan Salvesen, the Chief Financial Officer of the Company.

The Merger Agreement further provides that the certificate of incorporation and bylaws of the Surviving Corporation shall include provisions for exculpation of director and officer liability and indemnification on the same basis as set forth in the Company’s certificate of incorporation and bylaws in effect on November 3, 2002. For six years after the Effective Time, the Surviving Corporation shall maintain in effect the provisions in its certificate of incorporation and bylaws providing for indemnification of the present and former officers and directors of the Company, with respect to the facts or circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under Delaware Law, which provisions shall not be amended except as required by applicable law or except to make changes permitted by applicable law that would enlarge the scope of the indemnification rights of the present and former officers and directors of the Company.

Stockholders Meeting.    Pursuant to the Merger Agreement, the Company shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable following the consummation of the Offer, for the purpose of voting on the approval and adoption of the Merger Agreement, unless a vote of Company stockholders is not required by Delaware Law. In connection with such meeting, the Company will use its reasonable best efforts to obtain the necessary adoption of the Merger Agreement by its stockholders.

Representations and Warranties.    Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser, including representations relating to its organization, qualification and subsidiaries; certificate of incorporation and bylaws; capitalization; corporate authorizations; absence of conflicts; required filings and consents; compliance with laws; SEC filings; financial statements; absence of certain changes or events (including any material adverse effect on the business, results of operations, assets or financial condition of the Company); absence of undisclosed liabilities; litigation; employee benefit plans; tax matters; intellectual property; and environmental and antitakeover matters.

Pursuant to the Merger Agreement, Parent and Purchaser have made customary representations and warranties to the Company, including representations relating to their corporate organization; corporate authorizations; absence of conflicts; and financing.

Certain of the representations and warranties of Company, Parent and Purchaser are qualified as to “materiality” or “Material Adverse Effect”. “Material Adverse Effect” means, with respect to any person, a material adverse effect on (i) the condition (financial or otherwise), business, liabilities, properties, assets or results of operations of such person and its subsidiaries, taken as a whole, or (ii) such person’s ability to perform its obligations under or consummate the transactions contemplated by the Merger Agreement (except to the extent caused directly or indirectly by any action or inaction of such person), except any such effect resulting from or arising in connection with (A) changes in general national, international or regional economic or financial conditions, or (B) the public announcement or consummation of the Merger Agreement or the transactions contemplated thereby.

Certain Covenants.    Prior to the Effective Time and except as permitted by the Merger Agreement and subject to certain exceptions, the Company shall, and shall cause its subsidiaries to, conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees.

In addition, until the Effective Time, the Company has agreed to certain restrictions on its and its subsidiaries’ activities. These include restrictions on:

•	changes to the Company’s certificate of incorporation or bylaws;

•	mergers or consolidations with any other person or acquisitions of a material amount of stock or assets of any other person;

•
dispositions of any material subsidiary or material amount of assets, securities or property except (i) pursuant to existing contracts or commitments, (ii) in the ordinary course consistent with past practice or (iii) with the written consent of Parent, which shall not be unreasonably withheld or delayed, the sale, exchange, or disposition of assets of (by means of a disposition of assets, stock, merger or otherwise) of Abalon AB and the assets of the Company and/or a subsidiary of the Company commonly referred to by the Company as IMI Teknik and ESS Trade;

•
(i) taking any action that would result in (x) any of the representations and warranties of the Company under the Merger Agreement that are qualified as to materiality becoming untrue or (y) any representations and warranties that are not so qualified becoming untrue in any material respect or (ii) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time; and

•	any agreement or commitment to do any of the foregoing.

The Company has agreed to promptly notify Parent of (i) any notice or other communication from a person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Merger Agreement; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by the Merger Agreement; and (iii) any actions commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its subsidiaries that, if pending on the date of the Merger Agreement, would have been required to have been disclosed in connection with certain of the Company’s representations and warranties under the Merger Agreement.

No Solicitation.    In the Merger Agreement, the Company has agreed that none of the Company, its subsidiaries or any of their employees or representatives shall, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal (as defined below), (b) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, knowingly participate in, or knowingly encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal, (c) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries or (d) enter into any agreement with respect to an Acquisition Proposal. However, the Company Board, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any third party that has made a bona fide Acquisition Proposal that the Company Board reasonably believes will lead to a Superior Proposal (as defined below), (ii) furnish to such third party nonpublic information relating to the Company or any of its subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the confidentiality agreement between ST II-A and Company, (iii) following receipt of such Acquisition Proposal, fail to make, withdraw, or modify in a manner adverse to Parent its recommendation to its stockholders and/or (iv) take any non-appealable, final action that any court of competent jurisdiction orders the company to take, but in each case referred to in the forgoing clauses (i) through (iii) only if the Company Board determines in good faith by a majority vote, after consultation with Tannenbaum Dubin and Robinson, LLP, outside legal counsel to the Company, and the Company Financial Advisor that such action is consistent with its fiduciary duties under applicable law.

“Acquisition Proposal” means, other than the transactions contemplated by the Merger Agreement, any third party offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its subsidiaries or over 20% of any class of equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any third party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer or Merger or that could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated by the Merger Agreement.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding Shares (excluding certain restricted stock of the Company), on terms that the Company Board determines in good faith by a majority vote, after considering the advice of the Company Financial Advisor or another financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to the Company’s stockholders than as provided under the Merger Agreement and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Company Board.

The Company Board shall not take any of the actions referred to in clauses (i) through (iii) in the paragraph titled “No Solicitation” above unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and the Company shall continue to advise Parent after taking such action. The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its advisors) of any Acquisition Proposal or any indication of interest in making an Acquisition Proposal and will keep Parent fully informed of the status and material details of such Acquisition Proposal.

Conditions to the Merger.    The obligations of each of Parent, Purchaser and the Company to consummate the Merger are subject to the satisfaction or waiver at or before the Effective Time of certain conditions, including the conditions that: (i) if required by applicable law, the Merger Agreement has been approved and adopted by the stockholders of the Company; (ii) no statute, rule, order, regulation, ruling or injunction of any U.S. or foreign governmental entity shall prohibit the consummation of the Merger or otherwise materially restrict ownership or operation of the business of the Surviving Corporation and all foreign or domestic consents and approvals required for consummation of the Merger and the other transactions contemplated by the Merger Agreement have been obtained; and (iii) Purchaser has purchased Shares pursuant to the Offer.

In addition, our obligation and Parent’s obligation to consummate the Merger are subject to the satisfaction of the following further condition: the Company shall have performed or complied with all agreements and covenants required to be performed by it under the Merger Agreement at or prior to the Effective Time that are qualified as to a Company Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under the Merger Agreement at or prior to the Effective Time that are not so qualified, and Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

Termination.    The Merger Agreement may be terminated and the Merger may be abandoned at any time before the Effective Time, (notwithstanding any approval of the Merger Agreement by the stockholders of the Company):

•	by mutual written agreement of the Company and Parent;

•
by either the Company or Parent, if: (a) the Offer has not been consummated on or before January 31, 2003, provided that a party may not terminate the Merger Agreement pursuant to this clause if such party’s breach of the Merger Agreement results in the failure of the Offer to be consummated by such time; (b) there is any law or regulation that makes acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger illegal or otherwise prohibited or any final and non-appealable judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Purchaser from accepting for payment of, and paying for, the Shares pursuant to the Offer or Company or Parent from consummating the Merger; or (c) prior to the acceptance for payment of the Shares under the Offer, the Company Board has failed to make, withdrawn or modified in a manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger, as described above.

Fees and Expenses.    Except as discussed below, the Merger Agreement provides that all costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement shall be paid by the party incurring such costs and expenses.

The Company has agreed that if the Merger Agreement is terminated (other than as a result of the failure of Parent or Purchaser to fulfill their obligations under the Merger Agreement or as a result of the Offer not being consummated on or before January 31, 2003 due to a failure to obtain Irish antitrust approval) the Company shall (i) pay to Parent a fee of $225,000, no later than two business days after such termination, and (ii) reimburse Parent and its affiliates for 100% of their reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel) up to $500,000 actually incurred by any of them in connection with the Merger Agreement and the transactions contemplated thereby, including up to $100,000 for the arrangement of, obtaining the commitment to provide or obtaining any financing for such transactions, no later than two business days after evidence of such reasonable out-of-pocket fees and expenses shall have been provided to the Company.

In addition, the Merger Agreement provides that, if the Merger Agreement is terminated as set forth in the foregoing paragraph and thereafter an Event (as defined below) occurs within 9 months of such termination, the Company shall (i) pay to Parent a fee of $225,000, no later than two business days after the occurrence of such Event, and (ii) reimburse Parent and its affiliates for 100% of their reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel) up to $1,000,000, less any amount paid pursuant to the preceding paragraph, actually incurred by any of them in connection with the Merger Agreement and the transactions contemplated thereby, including up to $100,000 for the arrangement of, obtaining the commitment to provide or obtaining any financing for such transactions, no later than two business days after evidence of such reasonable out-of-pocket fees and expenses shall have been provided to the Company.

“Event” means any of the following events whereby stockholders of the Company receive, pursuant to any such event, cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of the Company or its subsidiaries otherwise held by such stockholders after such event, in excess of $0.35 per Share: (a) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a third party, (b) a third party, directly or indirectly, acquires more than 50% of the total assets of the Company and its subsidiaries, taken as a whole, (c) a third party, directly or indirectly, acquires more than 50% of the outstanding Shares; or (D) the Company adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Shares or an extraordinary dividend relating to more than 50% of the outstanding Shares or 50% of the assets of the Company and its subsidiaries, taken as a whole.

Amendment and Waivers.    Any provision of the Merger Agreement may be amended or waived before the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the adoption of the Merger Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Shares.

Lock-Up Agreement.    Warburg Pincus Investors, L.P. has agreed with ST II-A to tender all of the Shares held by it into the Offer. According to the Company’s most recent proxy statement, as of August 14, 2002, Warburg Pincus Investors, L.P. owned beneficially 12,282,752 Shares, representing approximately 38.4% of the outstanding Shares as of that date.

Confidentiality Agreement.    On August 20, 2002, ST II-A and the Company entered into a confidentiality agreement. Under the terms of this confidentiality agreement, both parties agreed to furnish certain confidential information concerning each of its business, financial condition, operations, assets and liabilities to each other and each party’s respective representatives in connection with ST II-A’s consideration of a possible transaction with the Company.

Letter Dated November 2, 2002 between the Company, ST II-A and Dr. Romesh Wadhwani.    By a letter dated November 2, 2002 between the Company, ST II-A and Dr. Romesh Wadhwani, Dr. Wadhwani has agreed to provide $11.5 million to ST II-A to be used for funding the Offer and the Merger so long as the Merger Agreement is in effect. Dr. Wadhwani is the Chief Executive Officer and Managing Director of ST GP, the sole general partner of ST II-A. The letter further provides that if the transactions contemplated by the Merger Agreement are not consummated as a result of a breach by us or the Parent of our or the Parent’s obligations under the Merger Agreement, ST II-A shall pay $1,000,000 as liquidated damages in lieu of any other remedy of the Company under the Agreement.

13.   Dividends and Distributions.    Pursuant to the Merger Agreement the Company has agreed not to effect (i) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or (ii) any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its subsidiaries.

14.   Conditions of the Offer.    Notwithstanding any other provision of the Offer, we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or expiration of the Offer), pay for any Shares, and may terminate the Offer as provided in “The Offer—Section 1”, if:

•	before the Expiration Date,

•	the Minimum Tender Condition has not been satisfied; or

•
no one of the following events has occurred: (a) the Irish Minister for Enterprise Trade and Employment having stated in writing that she has decided not to make an order under Section 9 of the Irish Mergers, Takeovers and Monopolies (Control) Act, 1978, as amended (the “Irish Act”) in relation to the proposed transactions contemplated in the Merger Agreement; (b) the Irish Minister for Enterprise Trade and Employment having made an order under Section 9 of the Irish Act in relation to the proposed transactions contemplated by the Merger Agreement on terms acceptable to us and Parent; (c) the relevant period within the meaning of Section 6 of the Irish Act having elapsed without the Minister having made an order under Section 9 of the Irish Act in relation to the proposed transactions contemplated by the Merger Agreement; or

•	if, at any time on or after the date of the Merger Agreement, any of the following conditions exist:

•
there is instituted or pending any action or proceeding by any government or governmental authority or agency or any other person, domestic, foreign, or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (a) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit, the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Purchaser or Parent or the consummation of the Merger, (b) seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (c) seeking to restrain or prohibit Parent’s ownership or operation (or that of its affiliates) of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, or to compel Parent or any of its affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, (d) seeking to impose or confirm material limitations on Parent’s ability or that of any of its affiliates effectively to exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Parent or any of its affiliates on all matters properly presented to the Company’s stockholders, (e) seeking to require divestiture by us, Parent or any of its affiliates of any Shares, or (f) that otherwise, in the judgment of Parent, is likely to have a Material Adverse Effect on the Company or Parent; or

•
any action is taken, or any statute, rule, regulation, injunction, order or decree is enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic, foreign or supranational (other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) to the Offer or the Merger), that, in the reasonable judgment of Parent, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (a) through (f) of the bullet above; or

•
any change occurs or is threatened (or any development occurs or is threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of the Company or any of its subsidiaries that, in the reasonable judgment of Parent, is or is likely to have a Material Adverse Effect on the Company; or

•
the Company shall have breached or failed to perform in all material respects any of its obligations under the Merger Agreement, or any of the representations and warranties of the Company contained in the Merger Agreement shall not be true in any material respect when made or at any time prior to the consummation of the Offer as if made at and as of such time (it being understood that where any such representation and warranty already includes a material adverse effect or materiality exception, no further materiality exception is to be permitted hereby); or

•	the Merger Agreement is terminated in accordance with its terms;

which, in Parent’s reasonable judgment, in any such case, and regardless of the circumstances (including any action or omission by Parent) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

The foregoing conditions are for the sole benefit of Purchaser, Parent and their affiliates and may be asserted by us or Parent in our sole discretion regardless of the circumstances (including any action or omission by Parent or us) giving rise to any such conditions or may be waived by us as permitted by the Merger Agreement in whole or in part at any time or from time to time before the Expiration Date or, with respect to

Irish antitrust approval and the conditions set forth in the first two bullets above, before payment for any Shares pursuant to the Offer. We expressly reserve the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer, provided that (i) the Minimum Tender Condition may be waived only with the prior consent of the Company (ii) any material change to the terms and conditions of the Offer may only be made with the prior consent of the Company and (iii) no change may be made that changes the form of consideration to be paid, decreases the price per Share or the number of Shares sought in the Offer or imposes conditions to the Offer in addition to those set forth in this Section 14. Our failure at any time to exercise our rights under any of the foregoing conditions shall not be deemed a waiver of any such right. The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination made by us concerning the events described in this Section 14 shall be final and binding upon all parties.

15.   Certain Legal Matters; Regulatory Approvals.

General.    Based on our examination of publicly available information filed by the Company with the SEC and other available information concerning the Company, we are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company’s business or certain parts of the Company’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “The Offer—Section 14”.

Delaware Law.    In general, Section 203 of Delaware Law prevents an “interested stockholder” (generally, a stockholder owning 15% or more of a corporation’s outstanding voting stock or an affiliate thereof) from engaging in a “business combination” (defined to include a merger and certain other transactions as described below) with a Delaware corporation for a period of three years following the time on which such stockholder became an interested stockholder unless, among other exceptions, before such time the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder. The Company Board has determined that Section 203 of Delaware Law does not apply to the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger).

Antitrust.    Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. Purchaser believes, however, that the HSR Act is not applicable to the purchase of the Shares pursuant to the Offer and that such practice will not violate antitrust laws.

Foreign Antitrust.    Under the Irish Act, a mandatory notification regime operates where in the most recent financial year, the value of the gross assets or the turnover of two or more enterprises involved in certain types of transactions exceeds certain monetary thresholds. Failure to notify a notifiable merger is a criminal offense and title to any shares being acquired will not pass as a matter of Irish law until the Irish Minister for Enterprise Trade and Employment has (1) indicated that she will not prohibit the transaction or (2) she takes no action within a certain period of being notified of a notifiable transaction. The Purchaser believes that the Irish Act is applicable to the purchase of the Shares pursuant to the Offer and, accordingly, that Irish antitrust approval is required.

Based upon our examination of publicly available information concerning the Company, it appears that the Company and its subsidiaries own property and conduct business in a number of foreign countries. In connection with the acquisition of Shares pursuant to the Offer, the laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of the Offer, we will seek further information regarding the applicability of any such laws and currently intend to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken before completion of the Offer by any such government or governmental authority, we may not be obligated to accept for payment or pay for any tendered Shares. See “The Offer—Section 14”.

16.  Fees and Expenses.    We have retained D.F. King & Co. to act as the information agent and Citibank, N.A. to act as the depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

17.  Miscellaneous.    The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our sole discretion, take such action as we deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Purchaser or Parent not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO may be examined and copies may be obtained from the offices of the SEC in the manner described in “The Offer—Section 8” and “The Offer—Section 9” of this Offer to Purchase.

STG OMS Acquisition Corp.

November 12, 2002

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS

1.  Directors and Executive Officers of Each of ST GP, Parent and Purchaser.    The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of ST GP, Parent and Purchaser are set forth below. Unless otherwise indicated below, the business address of each director and officer is 4015 Miranda Avenue, 2nd Floor, Palo Alto, CA 94304. None of the directors and officers of ST GP, Parent and Purchaser listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgement, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and officers listed below are citizens of the United States, except for Mr. Neil Keenan who is a citizen of Ireland.

Name	Current Principal Occupation or Employment and Five-Year Employment History

Dr. Romesh Wadhwani
President and Director of Purchaser. Director of Parent. Chief Executive Officer and Managing Director of Symphony Technology II GP, LLC. Vice Chairman of i2 Technologies, Inc. (June 2000-September 2002). Chairman and Chief Executive Officer of Aspect Development, Inc. (January 1991-June 2000).

Bryan Taylor
Secretary and Director of Purchaser. Secretary and Director of Parent. Managing Member of Symphony Technology II GP, LLC. Managing Director of VG Sub, Inc. (January 2000-January 2002). Manager of Bain & Company Inc. (August 1992-January 2000).

Robert Evans
Managing Member of Symphony Technology II GP, LLC. Managing Partner of VG Sub, Inc. (January 2001-January 2002). Chief Operating Officer of i2 Technologies, Inc. (June 2000-January 2001). President and Chief Operating Officer of Aspect Development, Inc. (April 1999-June 2000). Managing Partner of Accenture Inc. (June 1993-April 1999).

William Chisholm	Managing Member of Symphony Technology II GP, LLC. Managing Director of VG Sub, Inc. (January 2000-January 2002). Manager of Bain & Company Inc. (August 1996-January 2000).

Neil Keenan	Director of Parent. Solicitor of Matheson Ormsby Prentice (October 1997-present). Mr. Keenan’s business address is 30 Herbert Street, Dublin 2, Ireland.

2.  Persons Who May Be Designated by the Parent to Serve as Directors on the Company’s Board of Directors.    Parent may designate any or all of Dr. Romesh Wadhwani, Bryan Taylor, Robert Evans and William Chisholm to serve on the Company Board after the consummation of the Offer but prior to the Merger. The five-year employment history of each such person is set forth above.

Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

Citibank, N.A.

By Mail:	By Overnight Courier:	By Hand:
Computershare Trust Company of New York Wall Street Station P.O. Box 1010 New York, NY 10268-1010	Computershare Trust Company of New York Wall Street Plaza 88 Pine Street 19th Floor New York, NY 10005	Computershare Trust Company of New York Wall Street Plaza 88 Pine Street 19th Floor New York, NY 10005

By Facsimile:
(For Eligible Institutions Only)
(212) 701-7636

Confirm Facsimile Transmission:
(By Telephone Only)
(212) 701-7624

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent at its address and telephone number set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

77 Water Street
New York, New York 10005
Banks, Brokers and Shareholders Call Collect: (212) 269-5550
or
Call Toll Free: (800) 735-3591